EXHIBIT 10.32

LOAN MODIFICATION AGREEMENT

THIS LOAN MODIFICATION AGREEMENT (this “Agreement”) is effective as of December 31, 2024 (the “Effective Date”) by and among the Loriann Marie Toomey Rev. Trust u/a 12/08/03 (the “Lender”), and 6, LLC, a Florida limited liability company (“6 LLC”), and Kingfish Holding Corporation, a Delaware corporation (“Kingfish” and together with 6 LLC, collectively, the “Borrowers”.

W I T N E S S E T H:

WHEREAS, Renovo Resource Solutions, Inc., a Florida corporation (“Renovo”), 6 LLC, Renovo Recovery & Salvage, LLC, a Florida limited liability company (“Renovo Recovery”), and Camo Trailer Leasing and Rentals, LLC, a Florida limited liability company (“Camo”), have heretofore issued to Lender a Promissory Note dated September 29, 2014, in the original principal amount of $300,000.00 (the “Note”), the terms of which are incorporated herein and made a part hereof;

WHEREAS, Renovo Recovery and Camo were released and discharged from any and all further liability or obligations arising under the Note, and were subsequently voluntarily dissolved;

WHEREAS, Renovo, 6 LLC and Lender previously modified the terms of the Note to, among other items, extend the maturity date of the Note from September 24, 2019 to December 31, 2024;

WHEREAS, Renovo merged with and into Kingfish on April 19, 2024, pursuant to that certain Agreement and Plan of Merger (“Merger Agreement”) by and between Kingfish and Renovo dated as of October 28, 2022, as amended (the “Merger”);

WHEREAS, as a result of the Merger and pursuant to the Merger Agreement, all debts liabilities, obligations, restrictions, and duties of Renovo became the debts, liabilities, obligations, restrictions, and duties of Kingfish, including, but not limited to, the Note, and

WHEREAS, Borrowers and Lender desire to modify certain of the terms as set forth in the Note in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements and mutual covenants hereinafter contained, it is hereby agreed by and between the parties as follows:

1. Maturity Date of the Note. The Note is hereby amended to provide that the maturity date of the Note is extended from December 31, 2024 to December 31, 2025.

2. Note. This Agreement is a modification only and not a novation. This Agreement is to be considered attached to the Note and made a part thereof. This Agreement shall not release or affect the liability of any guarantor, surety or endorser of the Note or release any owner of collateral securing the Note. The validity, priority and enforceability of the Note shall not be impaired hereby. Except as otherwise expressly amended hereby, the Note shall continue and remain in full force and effect in accordance with its terms, all of which Borrowers by the execution hereof ratifies, approves and confirms. Terms used but not defined herein shall have the meanings ascribed to such terms in the Note.

3. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be considered an original, with the same effect as if the signatures were upon the same instrument.

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IN WITNESS WHEREOF, the undersigned have hereunto caused this Agreement to be executed as of the date and year first set forth above.

BORROWERS: 6, LLC, a Florida limited liability company

By:	/s/ Randall A. Moritz
Randall A. Moritz, Manager

KINGFISH HOLDING CORPORATION, a Delaware corporation

By:	/s/ Ted Sparling
Ted Sparling, President and Chief Executive Officer

LENDER:

/s/ Lori M. Toomey
Lori M. Toomey, as Trustee of the Loriann Marie Toomey Rev. Trust u/a 12/08/03

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